EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Stinger Systems, Inc. on Form S-1 of our reports dated January 29, 2004 appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Dallas, Texas
February 4, 2005